BY-LAWS

                                       OF

                               WALLACE SILVER INC.


                                    ARTICLE I

BOARD OF DIRECTORS

         Section 1. Number and Term of Office.

         The general business and affairs of this corporation shall be managed and controlled by a board of five (5) directors. The directors shall be elected annually by the stockholders at their regular annual stockholders' meeting and shall serve for one (1) year or until their successors are elected and qualified.

         The Board of Directors may, by resolution passed by a majority of the Board, designate two or more of their number to constitute an executive committee, who to the extent provided in said resolution, shall have and exercise the authority of the Board of Directors in the management of the business of the company.

         Section 2. Powers

         The Board of Directors shall have power to employ agents, clerks, workmen, manager, and counsel, to fix the compensation thereof, and generally to exercise the powers, conduct the business and control the property of the corporation.

         Section 3. Meetings

         A regular meeting of the Board of Directors shall be held immediately after each annual meeting of stockholders. Special meetings of the Board of Directors may be called by the President whenever he shall deem it expedient, or upon the written demand of three (3) members of said Board the President must call a meeting of the Board of Directors to meet within ten (10) days from and after the date on which such demand is served upon him. It shall be the duty of the Secretary to notify each director by mail, telephone, telegraph, or personally of the time and place of holding any special director's meeting. No notice of regular meetings of the Board of Directors need be given.

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         At least  three (3) days'  notice  shall be given to each  director  of special meetings of the Board and when notice is given by mail or telegraph, the time of depositing the letter in the post office or of sending the telegram shall be equivalent to personal notice and the three-day period shall then commence to run; provided, however, that when all of the directors are present and consent to the holding of a meeting of the hoard of Directors, such meeting shall be as legal as if regularly called and noticed.

         Section 4. Quorum

         At all meetings of the Board of Directors, three (3) directors shall constitute a quorum for the transaction of business, but a lesser number may adjourn from time to time. In the transaction of business a vote of a majority of those present shall prevail

Section 5. Vacancies

         When vacancies occur in the Board of Directors from any cause whatsoever the remaining members or member of the Board may select new directors or a new director to fill such vacancies and any person so selected shall hold office for the unexpired term or until his successor is elected and qualified.

         Section 6. Place of Meeting

         The meetings of the Board of Directors may be held at such place or places, either in the State of Idaho or elsewhere, as a majority of the directors may from time to time appoint.

                                   ARTICLE II

OFFICERS

         Section 1.

         The officers of this corporation shall consist of a President, Vice-President, Secretary and Treasurer, who shall hold their respective offices for one (1) year or until their successors are elected and qualified. The offices of Secretary and Treasurer may be combined in one person. The Board of Directors may appoint an assistant secretary and assistant treasurer to serve at the pleasure of the Board to perform such duties and to exercise such authority as the Board of Directors may prescribe.

         Section 2. President

         It shall be the duty of the President to preside at all meetings of the directors and stockholders, to appoint all committees, unless otherwise ordered by the Board of Directors or stockholders, to sign all certificates of stock, all deeds or contracts in writing entered into by said corporation, and to perform all other duties usually incident to the office of President, or delegated to him by the Board of Directors.

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         Section 3. Vice President

         It shall be the duty of the Vice President to perform all such functions as belong to the President, when the latter is absent or under disability.

         Section 4. President Pro Tempore

         Incase of the absence at any meeting of the stockholders or directors of both the President and Vice President, a President Pro Tempore of said meeting may be chosen by the stockholders or directors in attendance thereat.

         Section 5. Secretary

         It shall be the duty of the Secretary to attend all meetings of the Board of Directors or stockholders, and to keep a record of all proceedings had at such meetings; to sign all stock certificates and affix the corporate seal thereto; to countersign all contracts, deeds and other instruments in writing executed by the corporation, and to affix the corporate seal thereto; to give due notice of all meetings of stockholders and/or directors; to have the custody of the books, seal and documents of the corporation, and to discharge such other duties as pertain to the office of Secretary.

         In case of the absence of the Secretary from any meeting of the directors or stockholders, a secretart pro tem shall be chosen by the directors or stockholders in attendance thereat.

         Section 6. Treasurer

         It shall be the duty of the Treasurer to keep safely all moneys belonging to the company, and to disburse the same under the direction of the Board of Directors. The Treasurer shall be responsible to the Board of Directors, and if required by them, he shall give good and sufficient bond for the faithful discharge of his duties, in an amount and with sureties to be approved by said Board of Directors.

         Section 7. Reports

         The Secretary-Treasurer and President shall at least once a year, or oftener, if required by the Board of Directors, render a full, complete, and itemized report of their respective departments, which report shall be submitted to the stockholders at their annual meeting.

         Section 8. Delegation of Duties and Powers

         In case of the absence of an officer of the company or for any other reason that may seem sufficient to the Board, the Board of Directors may delegate the powers and duties of such officer for the time being to any other officer or to any director.

                                   ARTICLE III

STOCK AND STOCKHOLDERS

         Section 1. Non-assessability

         All shares of the capital stock of this corporation shall be issued as fully paid and non-assessable and each certificate evidencing ownership of stock shall be printed on its face the word "non-assessable" .

         Section 2. Transfer of Shares

         Transfers of stock shall be made by the Secretary of this corporation only upon presentation of certificates by the legal holder thereof, or one to whom said certificate has been duly-assigned. No transfer of stock shall be made, nor duplicate certificate of stock issued, to any person claiming to have lost a certificate of stock, unless satisfactory proof of such loss or destruction by affidavit or affidavits is produced and submitted to the Board of Directors, and a written application for a new certificate is made by the person seeking the same. The applicant shall furnish an indemnity bond in the form and for an amount fixed by the Board of Directors. Nothing in this section shall make it obligatory upon the company to issue a new certificate in place of a certificate lost or destroyed, or the ownership of which is in dispute, save upon the order of a court of the State of Idaho having jurisdiction of the subject matter.

         Section 3. Annual Meetings

         The regular annual meeting of the stockholders of this corporation shall be held at its office in Wallace Idaho, at the hour of 7:00 o'clock P.M. on the first Tuesday of October, 1969, and on the first Tuesday of October of each year thereafter. The stock books of said corporation shall be closed for the transfer of sock ten (10) days prior to the annual meeting of stockholders and no transfer or issuance of stock shall thereafter be made until after such meeting of the stockholders shall have been held.

         Section 4. Special Meetings

         Special stockholders' meetings may be called by the Board of Directors at such time or times as they may deem necessary. At any time, upon the written request of any director, or any stockholder or stockholders holding in the aggregate one-fifth of the voting power of all stockholders, it shall be the duty of the Secretary to call a special meeting of the stockholders to be held at the registered office of the company a such time as the Secretary may fix, not less than ten (10) nor more than thirty-five (35) days after the receipt of said request, and if the Secretary shall neglect or refuse to issue such call the director or stockholder or stockholders making the request may do so.

         Section 5. Notice of Stockholders' Meetings

         Notice of all regular or special meetings of the stockholders must be given by the Secretary of the corporation in the manner provided by the laws of Idaho, to-wit: by mailing a copy of the notice of the meeting to each of the stockholders at least ten days prior to the day of the meeting. Deposit of the notice of meeting in the United States mail addressed to the stockholder of record at his last place of residence as shown on the books of the corporation shall constitute notice of such meeting to said stockholder.

         Section 6. Voting Rights, Quorum

         At all meetings of stockholders each share of stock shall be entitled to one vote, and may be voted in person or by proxy by the bona fide holder thereof, but stock voted by proxy must be recorded as so voted. All proxies must be in writing, subscribed by the holder of stock, and filed with the Secretary prior to voting; provided that stock voted by an executor, administrator, guardian, or anyone else acting in a fiduciary capacity, or by the officers of a corporation, must be accompanied by evidence, of such authority of such person so to act, and in case a proxy be given by any such person, similar authority must be produced before the stock can be voted. A majority of the issued capital stock shall be necessary for the transaction of the business of the company at all meetings of the stockholders.

         Section 7.

         In the case of failure for any reason of the stockholders to hold any regular annual meeting, or to elect directors thereat, such election may take place at any subsequent meeting or at any special meeting of stockholders regularly called for that purpose.

                                   ARTICLE IV

MISCELLANEOUS

         Section 1.

         No debts of the corporation shall be contracted in any sum in excess of $100.00 except by written consent of three (3) of the officers or directors of the corporation or by a manager expressly authorized to do so in writing by the Board of Directors. In addition to the method provided in Articles II and III of the Articles of Incorporation, the corporation may sell, lease, or exchange all of its property and franchises upon the consent of, and for such consideration and upon such terms as may be approved by the holders of a majority of the total number of shares of all stock issued and outstanding, expressed in writing with or without a meeting or by vote at a meeting called for that purpose in the manner provided by the by-laws of the corporation for special meetings of stockholders.

         Section 2.

         A corporate bank and checking account shall be established in such bank as shall be designated by the Board of Directors, withdrawals to be made only by check bearing the hand signature of either the President and Secretary or Assistant Secretary or the Vice President and the Secretary or Assistant Secretary.

         Section 3.

         At each meeting of stockholders the President, Vice President, or the Presiding officer who acts for them or either of them in their absence, shall appoint three tellers to list the stock represented in person and/or by proxy, to determine if a quorum is present, and to collect and to tabulate and report upon the vote or votes taken by stockholders at such meeting, one of said tellers to bethe Secretary.

         Section 4.

         The Board of Directors of the corporation shall, at any regular or special meeting of said board, have power and authority to repeal, and/or amend any or all of these by-laws and/or to adopt new by-laws, a majority vote of said directors being required for the exercise of such power, except that said Board of Directors shall have no authority to make or alter any by-laws fixing their qualifications, term of office or compensation.

         We, the undersiged, stockholders of Wallace Silver Inc. holding and representing more than two-thirds of the subscribed and allotted stock in said company, give our written consent to the foregoing by-laws and each and every one of them, and do hereby adopt the same as the Code of By-laws of said Wallace Silver Inc., this 23rd day of August, 1968.

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